Exhibit 14(w)

ARGA Investment Management, LP

Code of Ethics

Revised: February 2023

For Internal Use Only

ARGA Investment Management, LP – Code of Ethics, 2023

Contents

PURPOSE	4

DEFINITIONS	5

STANDARDS OF BUSINESS CONDUCT	8

COMPLIANCE WITH LAWS AND REGULATIONS	8

CONFLICTS OF INTEREST	8

Identifying and Responding to Conflicts of Interest	9
Favoring the Interests of One Client over Another	9
Competing with Client Trades	9
Other Conflicts of Interest	10

CONFIDENTIALITY	10

Confidentiality of Client Transactions and Client-Related Information	10
Disclosure of Fund Portfolio Holdings and ARGA’s Proprietary Information	10

INSIDER TRADING	10

Who is an Insider?	11
ARGA’s Policy on Insider Trading	12
Contacts with Public Companies	13
Controls	13
Penalties for Insider Trading	14

PERSONAL BROKERAGE ACCOUNTS AND PERSONAL SECURITIES TRANSACTIONS	15

Reporting	15
Exceptions to the Quarterly Reporting Requirement	16
What is a Reportable Security?	16
Pre-Clearance of Personal Securities Transactions is Required	17
Transactions Which Require Pre-Approval	17
Length of Pre-Clearance	18
Prohibited Transactions	18
Watch List Security	18
Delivery of Account Statements to Code Administrator	18
Violations	19

GIFTS AND ENTERTAINMENT	19

Solicitation of Gifts/Entertainment is Prohibited	20
Cash is Prohibited	20
Gifts--$100 Limit in any Calendar Year	20
Discounts as Gifts	21
Entertainment	21
Reporting Gifts and Entertainment	21

OUTSIDE BUSINESS ACTIVITIES	21

Pre-clearance Requirement	22
Reporting Requirements	22

POLITICAL CONTRIBUTIONS / BRIBERY	23

ARGA Investment Management, LP – Code of Ethics, 2023

Two-Year Ban—Strict Liability	23
Who is a “Covered Associate”?	24
Who is a “Public Official”?	24
Contribution Defined	24
Government Entity Defined	25
Exceptions for De Minimis Contributions by Covered Associates	25
ARGA’s Policy on Political Contributions	25
U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”)	26
Recordkeeping Requirements	26
Compliance Measures	26

WHISTLEBLOWER REPORTING AND PROCEDURES	27

Procedure for Submitting Complaint	27
Treatment of Complaints after Submission	27
Determining the Status of Your Complaint	27
Confidentiality/Anonymity	27
No Retaliation Permitted	27

CODE ACKNOWLEDGMENT/ANNUAL DISCIPLINARY QUESTIONNAIRE	28

DUTIES OF THE CODE ADMINISTRATOR	28

RECORDKEEPING	28

PENALTIES AND SANCTIONS	29

CODE OF ETHICS – LIST OF REPORTING FORMS	30

Outside Business Activity	30
Employee Complaint	30
Political Contribution	30
Personal Accounts/Securities Transactions	30

ARGA Investment Management, LP – Code of Ethics, 2023

Purpose

As a registered investment adviser, ARGA Investment Management, LP (“ARGA”) owes a fiduciary responsibility to its clients, including the private investment funds and other accounts for which ARGA serves as an advisor or sub-adviser (collectively, “Clients” unless noted otherwise). This fiduciary duty mandates adherence to the highest standards of conduct and integrity and is the core underlying principle of ARGA’s Code of Ethics (the “Code”), which underscores the fundamental principles of openness, honesty and trust.

All employees are expected to adhere to the high ethical standards consistent with our fiduciary duty, specifically:

▪	The duty of care and utmost good faith with respect to each Client,

▪	The duty to act in the best interest of Clients, ahead of their own,

▪	The duty to treat all Clients fairly, and

▪	The duty to maintain the confidentiality of Client information and providing Clients full and fair disclosure of all material facts, including actual or potential conflicts of interest.

The Code is primarily designed to establish standards of appropriate conduct and procedures to detect and prevent activities by employees who may use their knowledge regarding the holdings and investment intentions of ARGA’s Clients in a manner that may constitute an abuse of their fiduciary duties, and otherwise to deal with conflict of interest situations addressed by Rule 17j-1 of the Investment Company Act and Rule 204A-1 of the Investment Advisers Act of 1940.

Although the Code is intended to provide employees with guidance and certainty as to whether or not certain actions or practices are permissible, it does not cover every issue an employee may face. ARGA maintains other compliance policies and procedures, including a separate Code of Conduct and a Compliance Manual, covering activities which may apply more directly to an employee’s specific responsibilities. Nevertheless, this Code should be viewed as a guide for each employee with respect to how we must jointly conduct our business to live up to our guiding tenet that the interests of our Clients should always come first and that all business dealings must adhere both to the letter and the spirit of applicable laws and regulations.

This Code is distributed to all employees (including employees on leave of absence) annually or more frequently upon material changes. Any employee that discovers violations of the Code must immediately report such violations to ARGA’s Chief Compliance Officer, who serves as the Code Administrator.

Every employee is expected to fully understand and adhere to the policies and procedures set forth in this Code. This requirement extends to an employee who may be on a temporary leave of absence, regardless of the duration of the leave. On an annual basis, and at such other times as the Code Administrator may deem necessary or appropriate, all employees must acknowledge in writing that they have read and understood the provisions of the Code, have complied with its provisions, including the requirement to report all all conflicts of interests, actual or potential,as described in the Code.

Additionally, all employees are required to complete an Annual Disciplinary Questionnaire covering topics such as criminal history and civil judicial actions, among other things. All employees have an obligation to provide notice to the Code Administrator, on a timely basis, if there is a change to their duties, responsibilities or title which affects their reporting status under this Code.

This Code applies to all ARGA employees across all ARGA offices locations as well as employees working remotely.

If you have any questions about this Code, please discuss them with the Code Administrator to ensure that you remain in compliance at all times. In the event any provision of this Code conflicts with any other ARGA policy or procedure, the provisions of this Code shall apply.

ARGA Investment Management, LP – Code of Ethics, 2023

Definitions

Access Person (for purposes of the Code) means any supervised person (employee) who has or may have access to nonpublic information regarding Clients’ purchase or sale of any Security.

For purposes of this Code, ARGA’s considers you an Access Person if:

▪	You are a partner, director or officer;

▪	You are a member of the Portfolio Construction Team (defined below);

▪	You work directly with a Portfolio Construction Team member or in the same department as a Portfolio Construction Team member;

▪	You are an analyst who provides information and advice to a Portfolio Construction Team member or who helps execute a Portfolio Construction Team member’s decisions; or

▪	The Code Administrator requires you to submit initial and annual personal securities holdings reports and quarterly transactions reports and brokerage account statements.

Advisory Client or Client means (unless indicated otherwise) any separate managed account client as well as the ARGA funds (commingled and single-investor vehicles), and any other investment fund or portfolios for which ARGA acts as an adviser or sub-adviser.

Beneficial Interest means any interest by which an Access Person can, directly or indirectly, derive a monetary benefit from the purchase, sale or ownership of a security.

▪	An Access Person is deemed to have direct influence or control and therefore a direct beneficial interest securities and brokerage accounts owned in the name of the Access Person.

▪	An Access Person is deemed to have indirect control and influence and therefore an indirect beneficial interest in the personal securities and brokerage accounts of family members living in the same house hold as the Access Person.

▪	Family Member includes: grandparents, parents, mother-in-law or father-in-law; husband, wife or domestic partner (whether registered or unregistered under applicable law); brother, sister, brother-in-law, sister-in-law, son-in-law or daughter-in-law; children (including step and adoptive relationships); and grandchildren. In a situation in which the status of a Family Member is in question, such person will be presumed to be a Family Member for purposes of this Code. It is the employee’s burden to affirmatively prove to the Code Administrator that the other person at issue is not a Family Member within this definition.

▪	Direct or indirect influence or control includes, but is not limited to:

o	Suggesting purchases or sales of investments to a third-party discretionary manager or to a trustee of a trust over which an Access Person, or an immediate family member living in the same household, is the grantor or beneficiary;
o	Directing purchases or sales of such investments; or

o	Consulting with a trustee or third-party discretionary manager as to the particular allocation of investments to be made in the account.

Bitcoin is a form of digital currency that is tradable throughout the world. It is not an official currency, which means it operates without the involvement of banks or clearinghouses. Bitcoins can be transferred between individuals or between businesses to pay for goods or services. Bitcoins do have value and, as such, are subject to taxation.

Presently, there are only a few ways to obtain Bitcoins:

▪	You can purchase Bitcoins at an online exchange;

▪	You can obtain Bitcoins from an individual who has them;

▪	You can accept Bitcoins as payment; or

ARGA Investment Management, LP – Code of Ethics, 2023

▪	You can earn them by supporting the process of verifying transactions in the Bitcoin system, called mining.

Bitcoin Mining is the processing of transactions in the digital currency system, in which the records of current Bitcoin transactions, known as a blocks, are added to the record of past transactions, known as the block chain.

A Bitcoin is defined by the digitally signed record of its transactions, starting with its creation. The block is an encrypted hash proof of work, created in a computer-intensive process. Miners use software that accesses their processing capacity to solve transaction-related algorithms. In return, they are awarded a certain number of Bitcoins per block. The block chain prevents attempts to spend a Bitcoin more than once—otherwise the digital currency could be counterfeited by copy and paste.

Code Administrator means the Chief Compliance Officer and is used interchangeably with Chief Compliance Officer for purposes of the Advisers Act of 1940 and this Code.

Code of Conduct is a separate set of supplementary guidelines that defines the standards to which all employees are expected to adhere during the course of their employment at, and when conducting business on behalf of, ARGA.

Cryptocurrency is a digital currency in which encryption techniques are used to regulate the generation of units of currency and verify the transfer of funds, operating independently of a central bank.

Employee means any person deemed to be an employee of ARGA Investment Management, LP and is used interchangeably with the term “Supervised Person” for purposes of the Advisers Act of 1940 and this Code.

Illegal Insider Trading means buying or selling a security, in breach of a fiduciary duty or other relationship of trust or confidence, while in possession of material, nonpublic information (MNPI) about the security. Insider trading violations include “tipping” such information, securities trading by the person “tipped,” and securities trading by those who misappropriate such information.

Initial Public Offering means an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which immediately before the registration was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

Material Nonpublic Information or MNPI means information not effectively communicated to the marketplace that a reasonable investor would consider important in making an investment decision or that would substantially affect the market price of a security if generally disclosed.

Personal Account means any account owned by, or in which a beneficial interest is owned, in the name of an Access Person or any account in which an Access Person has any direct or indirect beneficial interest. An Access Person is deemed to have indirect control and influence and therefore an indirect beneficial interest in the personal securities and brokerage accounts of family members living in the same house hold as the Access Person.

Portfolio Construction Team member means an Access Person who has direct responsibility and authority to make investment decisions affecting a particular Client account.

Private Placement means an offering that is exempt from registration pursuant to Section 4(2) or Section 4(6) of the 1933 Act, or pursuant to Rules 504, 505 or 506 of the Securities Act of 1933.

ARGA Investment Management, LP – Code of Ethics, 2023

Restricted List Security means a security which cannot be purchased or sold because ARGA or a Supervised Person is aware of material nonpublic information regarding the security or the issuer of the security.

Security means, generally, any investment, instrument, asset or holding in which a Client invests, or may consider investing. Among other things, a “Security” includes any note, stock, treasury stock, security future, financial futures contract or option thereon, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any limited partnership or other interests in private funds, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing. References to a “Security” in the Code shall include any warrant for, option in, or security or other instrument immediately convertible into or whose value is derived from that “Security” and any instrument or right which is equivalent to that “Security.”

The term “Security” specifically includes any shares issued by an investment company, but for purposes of this Code, excludes shares issued by money market funds that comply with Rule 2a-7 of the Investment Company Act of 1940.

The term “Security” also includes any security in an initial public offering or private placement, including any interest in a private fund, or selling any interest in a private fund.

A Security Held or to Be Acquired by an Advisory Client means any security that, within the most recent 15 days (i) is or has been held by the Client or (ii) is being considered by the Client or ARGA for purchase by the Client. A Security for these purposes also includes any option to purchase or sell, and any security convertible into or exchangeable for, a security.

A Security is Being Considered for Purchase or Sale from the time an allocation decision in respect of such security to a Client’s portfolio is made by or on behalf of ARGA or the relevant Portfolio Construction Team member until the time such allocation with respect to that security is completed or withdrawn.

Supervised Person means any partner, officer, director (or other person occupying a similar status or performing similar functions) or employee of an investment adviser, or other person who provides investment advice on behalf of an investment adviser or is subject to the supervision and control of an investment adviser. Supervised Person is used interchangeably with Employee for the purposes of the Advisers Act of 1940 and this Code.

Watch List Security means:

▪	A security, as determined by the Portfolio Construction Team, that cannot be purchased or sold by an Access Person because the firm is analyzing or recommending the security for one or more Clients (to prevent front-running) or

▪	A security, that cannot be purchased or sold by an Access Person because transacting in the security presents an actual or potential conflict of interest.

ARGA Investment Management, LP – Code of Ethics, 2023

Standards of Business Conduct

Certain provisions and reporting requirements of this Code are concerned primarily with the investment activities of an Access Person who may benefit from, or interfere with, the purchase or sale of Client securities. These are described in further detail below.

However, all employees are prohibited from using information concerning the investment intentions of Clients, or their position to influence such investment intentions, for personal gain or in a manner detrimental to the interests of any Client. In general, every employee must observe the following with respect to his or her personal investment activities:

▪	At all times, place the interest of Clients first;

▪	All personal securities transactions must be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of the employee’s position of trust and responsibility; and

▪	No employee should take inappropriate advantage of his or her position at ARGA.

In addition to the standards of business conduct set forth in this Code, employees also should refer to ARGA’s separate Code of Conduct which sets forth supplementary guidelines and standards of behavior to which all employees are expect to adhere during the course of their employment at, and when conducting business on behalf of, ARGA.

Compliance with Laws and Regulations

In addition to the specific prohibitions contained in this Code, all employees must comply with federal, state and local laws applicable to ARGA’s business and operations including, but not limited to, the federal securities laws1. In particular, employees are not permitted, directly or indirectly, in connection with the purchase or sale of a security held or to be acquired by a Client:

▪	To employ any device, scheme or artifice to defraud the Client;

▪	To make any untrue statement of a material fact or omit to state a material fact to the Client;

▪	To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Client; or

▪	To engage in any manipulative practice with respect to the Client.

Conflicts of Interest

A conflict of interest occurs when an employee’s private interest interferes or appears to interfere with the interests of ARGA or ARGA’s Clients. Compliance with ARGA’s fiduciary duty to handle all conflicts in an honest and ethical manner can be achieved by avoiding conflicts as well as situations that have the appearance of impropriety, and by fully disclosing all material facts concerning any actual and potential conflict that does or may arise with respect to any Client.

1 For purposes of this Code, “federal securities laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act (privacy), any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of Treasury (anti-money laundering).

ARGA Investment Management, LP – Code of Ethics, 2023

Identifying and Responding to Conflicts of Interest

ARGA will take reasonable steps to identify any existing material conflicts of interest and any material conflicts of interest that may arise between ARGA and individuals acting on its behalf, and Clients.

In order to help identify existing or potential material conflicts of interest, ARGA will obtain from all employees upon employment, a list of material conflicts of interest that currently exist or that they expect to arise, including information on any outside business activities. Also, on an ongoing basis, employees who believe they have a material conflict of interest are required to disclose the details immediately in writing to the Chief Compliance Officer. Further, on an ongoing basis, ARGA reviews its business activities and any changes to its activities to identify any existing or potential material conflicts of interest.

In evaluating identified conflicts of interest, the Chief Compliance Officer will document an assessment of each conflict, including how the conflict will be addressed. In general, ARGA will respond to any existing or potential material conflicts of interest that have been identified through one of three methods: avoidance, management or disclosure.

▪	Avoidance: ARGA will avoid any conflicts of interest that are prohibited by law. ARGA will also avoid any conflicts of interest that are so contrary to the interests of Clients or the ARGA funds, or where the risk of harm to Clients, ARGA or its funds is high.

▪	Management: ARGA will manage any identified material conflicts of interest that are not deemed necessary to avoid. Depending on the nature of the conflict, ARGA may use a variety of methods to control the conflict, including segregation of duties, independent review and approvals, limiting the dissemination of information within ARGA, and ongoing compliance monitoring.

▪	Disclosure: ARGA will ensure that Clients are appropriately informed of any conflicts of interest that may impact them. ARGA will provide clients with written disclosure of any material conflicts of interest through disclosure documents such as fund offering and subscription documents or ARGA’s Form ADV, Part 2, or both. Disclosure documents will be provided to a Client before ARGA first purchases or sells a security for the Client or advises the Client to purchase, sell or hold a security, and on a timely basis if there is a significant change to any information.

If a conflict of interest involves confidential information, ARGA will assess, on a case by case basis, whether there are methods other than disclosure that can be used to adequately respond to the conflict. Where ARGA determines that the conflict cannot be adequately managed, it will avoid such conflict of interest.

Conflicts of interest may not always be obvious and this Code and the examples enumerated below do not attempt to identify all possible conflicts of interest. Should you have any questions or seek guidance, please consult the Chief Compliance Officer.

Favoring the Interests of One Client over Another

When an investment adviser has multiple clients, the potential exists for the adviser or its employees to favor one client over another. ARGA and its employees must endeavor to deal fairly with all Clients, managing any potential conflicts of interest and taking care that no Client is unfairly disadvantaged with regard to other Clients because of ARGA’s actions or the actions of ARGA’s employees.

Competing with Client Trades

Employees are prohibited from using knowledge about a pending or currently considered security for Clients to profit personally, directly or indirectly, as a result of such transaction, whether through the purchase or sale of such security, or otherwise. Conflicts raised by personal securities transactions are addressed in more detail below.

ARGA Investment Management, LP – Code of Ethics, 2023

Other Conflicts of Interest

Other areas presenting conflicts of interest (e.g. insider trading, gifts and entertainment, outside business activities, campaign contributions) are discussed in further detail below. Trading conflicts of interest (e.g. best execution, soft dollars, aggregation and allocation) are addressed in ARGA’s Compliance Manual.

Confidentiality

Confidentiality of Client Transactions and Client-Related Information

Unless and until disclosed publicly or to the SEC in the normal course, all information concerning a security being considered for purchase or sale by any Client must be kept confidential by all employees and disclosed only on a need to know basis or in furtherance of employees’ duties and responsibilities. Client-related information includes, but is not limited to, client names, addresses, telephone numbers, and other contact and identifying information, accounts and portfolio holdings, transactions and transactional history, client agreements, brokerage commissions and fee information, performance, financial data, tax information, and investments.

Disclosure of Fund Portfolio Holdings and ARGA’s Proprietary Information

In general, information about portfolio holdings is distributed in a manner that conforms to applicable laws and regulations and prevents that information from being used in a way that could negatively affect a fund’s investment program or otherwise enable third parties to use that information contrary to the best interests of such fund. Unless and until publicly disclosed, or as permitted by the Chief Investment Officer such as when specifically responding to Client or prospect requests, fund portfolio holdings are proprietary, confidential information. Likewise, information that is proprietary to ARGA or other valuable information about ARGA that is not publicly known is considered confidential information that may not be disclosed. Examples of proprietary information include, but are not limited to, financial information, business plans and strategies, marketing strategies, client and potential client lists, operating methods and processes, analyses and analytical methods regarding companies, securities, transactions, industries, economic sectors, markets and trends, investment techniques and philosophies, trading practices and patterns, management decisions, personnel matters, and internal rules, policies and procedures.

Insider Trading

Illegal insider trading means buying or selling a security, in breach of a fiduciary duty or other relationship of trust or confidence, on the basis of material, nonpublic information (MNPI) about the security. Insider trading violations including “tipping” such MNPI, securities trading by the person “tipped” as well as securities trading by those who misappropriate such information.

Insider trading laws are not intended to ensure equality of information among traders; rather, the focus is on providing everyone equal access to material information.

▪	Security is broadly defined to encompass a variety of instruments and interests including, but not limited to, common and preferred stock, treasury stock, notes, bonds, debentures, certificates of interest, puts, calls, straddles, options, or privileges on any security, and any security-based swap or other derivatives instrument.

▪	A person trades on the basis of material nonpublic information with respect to a security if the person is aware of the material nonpublic information at the time the person purchases or sells the security.

▪	Information is material if a reasonable investor would consider it as having significantly altered the mix of information already publicly available. Thus, materiality often hinges on the significance a reasonable investor would place on the information and market impact of the information. The following are generally regarded as material:

ARGA Investment Management, LP – Code of Ethics, 2023

o	Information about events or circumstances relating to a company’s assets or earning power, which is known only to corporate management and its confidants, and which can reasonably be expected to materially affect the market price of the company’s stock.
o	Information about restructuring, tender offers, takeovers or proxy fights.
o	Information about events or circumstances which affect the market for a company’s securities but which do not affect the company’s assets (“market information”) (e.g. information that a security will be favorably mentioned in an upcoming newsletter, article or research report).

▪	Dividend increase, decrease or omission

▪	Quarterly earnings or sales significantly different from consensus

▪	Gain or loss of a major customer

▪	Major development specific to that industry

▪	Government reports of economic trends (housing starts, employment, etc.)

▪	Major acquisition or divestiture

▪	Offer is made to tender shares (acquisition)

▪	New product announcement

▪	R&D results

▪	Management changes

▪	Outcomes of pending legal proceedings or agency rulings and government investigations

▪	Information is considered to be nonpublic if it has not been disseminated broadly to investors in the marketplace (e.g. national press, wire services, SEC filings). The object is for the information to be available to and digested by the market, such that it is reflected in the market’s pricing of the security.

o	You must always assume information is nonpublic unless you know it has been widely disseminated to investors and investors have had time to absorb the news, so that it is reflected in the market price of the security.

Who is an Insider?

▪	Direct Insiders: Those who have a direct fiduciary relationship with an issuer and its shareholders, such as officers, directors, controlling shareholders or employees of a public company. Direct insiders are required to abstain from trading in the security about which they have material nonpublic information or ensure that the information is fully disclosed and disseminated to the market as a whole before engaging in trading based on that information (i.e. the “abstain or disclose” doctrine).

▪	Temporary Insiders: Those who are not corporate insiders per se, but by virtue of their special relationship with a public company are afforded access to material nonpublic information, thus giving rise to a fiduciary relationship which binds them to the duty to abstain or disclose. Typical temporary insiders include auditors, accountants, brokers, outside counsel and the like.

▪	Misappropriators: Those who are not corporate insiders, but to whom material nonpublic information has been entrusted in confidence and who, for personal gain, breach that duty of trust or confidence to the source of the information. Note that in these cases the duty of trust or confidence is not limited to a fiduciary relationship between the misappropriator and the source of the information, but is much broader. Such conduct is illegal because the misappropriator engages in deception by pretending loyalty while secretly converting the information for personal gain or benefit.

ARGA Investment Management, LP – Code of Ethics, 2023

o	A person has a duty of trust or confidence to the source of the information whenever (i) the person agrees to keep the information confidential; (ii) there is a history, pattern or practice of sharing confidences such that there is a mutual expectation of confidentiality; or (iii) the person receives or obtains information from his or her spouse, parent, child, or sibling. [2]

▪	Tippers & Tippees: Insider trading laws are not confined to insiders or misappropriators who trade for their own account. Liability is also imposed where the insider or misapproprator tips another who trades on the information.

o	Tippers are those who (i) are aware that they are in possession of material nonpublic information, (ii) have a duty to keep the information confidential, (iii) breach that duty by intentionally or recklessly[3] relaying the information to outsiders (tippees) who, in turn, trade based on that information (or pass the information on to others who trade based on that information) for personal benefit or gain. Tippers face liability even if they do not personally engage in the illegal trading.

o	Tippees (i) receive material nonpublic information from a tipper, (ii) know or should know the information is in breach of the tipper’s fiduciary duty or duty of confidentiality, and (iii) engage in trading based on that information (or pass the information on to another party who goes on to engage in trading based on that information) for personal benefit or gain.

o	Insider trading enforcement actions have targeted not only direct tippees, but also individuals who are separated from the tipper’s initial disclosure by as much as four or five degrees (remote tippees).

Personal benefit is defined very broadly to include not only pecuniary gain (such as a cut of the take or a gratuity), but also reputational benefit or the satisfaction one would receive by simply making a gift of confidential information.

ARGA’s Policy on Insider Trading

The below prohibitions apply to all ARGA employees, whether Access Persons or not.

▪	Employees are strictly prohibited from trading securities, either personally or on behalf of others (including ARGA’s clients, ARGA’s investment funds, or the separate accounts managed by ARGA), based on MNPI.

▪	Employees are likewise prohibited from sharing MNPI with inappropriate personnel or with individuals outside of ARGA, whether for consideration or not.

If you think you might have received MNPI, you should take the following steps:

▪	Immediately report the information to the Chief Compliance Officer/Code Administrator.

▪	Do not purchase or sell the security on behalf of yourself or others.

▪	Do not communicate the information to anyone inside or outside the firm, other than to the Chief Compliance Officer/Code Administrator and Chief Investment Officer.

If you are unsure whether the information in your possession is material and nonpublic, consult with the Chief Compliance Officer/Code Administrator before taking any action. This degree of caution will protect you, our Clients and the firm.

2 In this instance, the recipient must establish that no duty existed by showing that he/she neither knew nor reasonably should have known that the source of the information expected that the information would remain confidential.

3 Recklessness has been defined as “highly unreasonable conduct, involving not merely simple or even inexcusable negligence, but an extreme departure from the standards of ordinary care.” SEC v. Infinity Group Co., 27 F. Supp. 2d 559 (1998).

ARGA Investment Management, LP – Code of Ethics, 2023

Contacts with Public Companies

Contacts with public companies represent an important part of ARGA’s research efforts. In the course of these contacts, some employees may become aware of MNPI, such as when a company’s Chief Financial Officer prematurely discloses quarterly results to analyst or an investor relations representative makes selective disclosure of adverse news. To protect yourself, our Clients and our firm, you must notify the Chief Compliance Officer/Code Administrator immediately if you believe you may have received MNPI from your contacts with personnel of public companies.

Selective Disclosure. Beware of selective disclosure which occurs in situations where information is selectively disclosed by a company insider to a small group of analysts or investors. A disclosure made to a room full of analysts does not necessarily make the disclosed information “public.”

Controls

ARGA has implemented the following controls to help prevent/mitigate violations of insider trading laws.

1.	Analyst Meeting/Call Log

▪	Analysts must promptly notify ARGA of details of upcoming calls and meetings with public companies which will be included in the Analyst Meeting/Call Log.

▪	Details should include the date/time of the call or meeting, name of the public company, and the name of the individual(s) the analyst expects to meet or call at the public company.

2.	Calls/Meetings with Public Companies

▪	Prior to any calls or meeting, junior analysts must submit their list of proposed questions to a member of the Portfolio Construction Team or a research manager, who must confirm that the questions are appropriate.

▪	ARGA’s Chief Compliance Officer and her delegates periodically monitor analyst calls with publicly traded companies. Upon request, each analyst is required to submit a list of prepared questions to the Chief Compliance Officer or her delegates prior to the call.

▪	Prior to discussing any specifs during a one-on-one call or meeting with company management, including company investor relations personnel, analysts are required to read the scripted disclosure which has been distributed to all ananlysts by ARGA’s Director of Resarch. Alternatively, analysts may email the scripted disclosure to company management prior to the call or meeting. The scripted disclosure states that:

o	The purpose of the call or meeting is to discuss specific questions about the company and the nature of the business and not to elicit any kind of information that might be material and nonpublic;

o	If any material, nonpublic information is disclosed during the course of the call or meeting, the company is required to make a simultaneous public disclosure under Regulation FD (described further below); and

o	The call or meeting will end immediately if any material nonpublic information is disclosed, intentionally or unintentionally.

3.	Restricted Security List

While MNPI comes in many different forms, the most common ways ARGA could potentially receive MNPI would be:

▪	Through an analyst who may come into contact with MNPI during a call or meeting with personnel of a public company and who then reports the MNIPI to ARGA’s Chief Compliance Officer

▪	Through (i) the reporting, by an employee, of an outside business activity of the employee or the employee’s spouse, partner or any other member of the employee’s immediate household and (ii) after an evaluation, by the Chief Compliance Officer, of the facts and circumstances of the reported activity and a determination that the reported activity or poses a substantial risk of the employee coming into contact with MNPI.

ARGA Investment Management, LP – Code of Ethics, 2023

Regulation FD (Fair Disclosure), prohibits public companies from selectively disclosing material nonpublic information to securities market professionals and holders of the issuer’s securities who may trade on the basis of the information without concurrently making public disclosure of that information. The rule reflects the view that all investors should have equal access to a company’s material disclosures at the same time. The company must make this public disclosure:

▪	Simultaneously, in the case of intentional disclosures, or

▪	Promptly afterwards, in the case of unintentional disclosures.

If ARGA receives information regarding an issuer that is material and nonpublic, that issuer’s security will be placed on ARGA’s Restricted Security List, as determined by the Chief Investment Officer. The

Chief Investment Officer may contact the company and request public disclosure of the information under Regulation FD.

Transactions in securities on the Restricted Security List will be strictly prohibited until such time as the Chief Investment Officer and/or Chief Compliance Officer determine that the information has been fully disseminated to the public or that the security should be removed from the Restricted Security List, as it no longer presents a conflict or poses a substantial risk of illegal insider trading.

4. Trade Blotter Reviews

The Chief Compliance Officer conducts quarterly reviews of the trade blotter to ensure no transactions have been effected in securities on the Restricted Security List. Transactions on the trade blotter are also selectively checked against the dates of analysts meetings and/or call with public companies. Analysts will be required to provide MNPI certifications if any transactions occurred within +/- one week of transactions on the blotter.

5. Review of Access Persons’ Personal Securities Transactions

Access Persons are subject to a number of reporting and pre-clearance requirements concerning their personal securities transactions. These requirements are discussed in detail below, in Personal Brokerage Accounts and Personal Securities Transactions. The Chief Compliance Officer conducts regular reviews of Access Persons’ personal securities transactions to ensure no transactions are effected in securities on the Restricted Security List.

6. Employee Email Reviews

The Chief Compliance Officer conducts regular reviews of employee emails to detect instances of potential or actual illegal insider trading.

Penalties for Insider Trading

Penalties for illegal insider trading are severe, both for the wrongdoers and their employers. A person can be subject to penalties even if he or she does not personally benefit from the activities surrounding the violation. Penalties include civil injunctions, disgorgement of profits, fines for the person who committed the violation of up to three times the profit gained or loss avoided, jail sentences, and fines for the employer.

In addition to the foregoing penalties, violation of ARGA’s policy on insider trading will subject an employee to severe sanctions, which could include suspension and/or termination of employment.

ARGA Investment Management, LP – Code of Ethics, 2023

Personal Brokerage Accounts and Personal Securities Transactions

Note: Any profits realized on trades prohibited by this section may be subject to disgorgement.

Access Persons who have knowledge of Clients’ securities transactions are exposed to a conflict of interest when trading in those securities for their own account or in those accounts over which they are deemed to have indirect beneficial ownership.

Access Persons must at all times be aware that transactions for Clients always take precedence over their personal securities transactions.

In order to protect ARGA from violations of the law and to safeguard Client information from potential abuse, ARGA requires Access Persons to periodically report their personal securities transactions and holdings.

Reporting

1. Initial and Annual Securities Holdings Report

All Access Persons are required to submit to the Chief Compliance Officer a complete report of all current securities holdings in which the Access Person has or acquires any direct or indirect beneficial ownership. An Access Person is presumed to be an indirect beneficial owner of securities that are held in accounts of family members4 living in the same household as the Access Person.

Holdings reports must be submitted no later than 10 days after the person becomes an Access Person and at least annually thereafter, or earlier as circumstances change. All information reported must be current as of a date no more than 45 days before the date the report is submitted.

The report must contain:

▪	Name(s) in which the personal account is registered and the date the personal account was established;

▪	Title, number of shares, principal amount, interest rate and maturity (as applicable), and CUSIP number or ticker symbol (if applicable), of each security held in the personal account;

▪	Name of the broker, dealer or bank with which the personal account is maintained; and

▪	The date the report is submitted.

See Exhibit D, Securities Forms, Initial and Annual Report of Personal Account Holdings forms.

2. Quarterly Transaction Reports of Reportable Securities

Access Persons must also submit quarterly securities transactions reports no later than 30 days after the end of the calendar quarter in which a transaction in a reportable security takes place. If there were no such transactions, the report should so state. This requirement can be met by arranging for delivery to the Chief Compliance Officer of quarterly brokerage account statements, which indicate, with respect to each reportable transaction, the following:

▪	Name(s) in which the personal account is registered and the date the personal account was established;

▪	Date and nature of the transaction (purchase, sale or any other type of acquisition or disposition);

4 Family Member includes: grandparents, parents, mother-in-law or father-in-law; husband, wife or domestic partner (whether registered or unregistered under applicable law); brother, sister, brother-in-law, sister-in-law, son-in-law or daughter-in-law; children (including step and adoptive relationships); and grandchildren.

ARGA Investment Management, LP – Code of Ethics, 2023

▪	Title, number of shares, principal amount, interest rate and maturity (if applicable), and CUSIP number or ticker symbol (if applicable), of each security, and the price at which the transaction was effected;

▪	Name of the broker, dealer or bank with or through whom the account was established or through which the transaction was effected; and

▪	The date the report is submitted.

Exceptions to the Quarterly Reporting Requirement

You are not required to:

▪	Report securities held in accounts over which you have no direct or indirect influence or control.

▪	Report purchases or sales of open-end investment companies (other than exchange traded funds for which reporting is required, see below).

▪	Report transactions effected pursuant to an automatic investment plan.[5]

Note: All such securities still remain subject to the initial and annual holdings reporting requirements, described above.

See Exhibit D, Securities Forms, Quarterly Transaction Report.

What is a Reportable Security?

Generally, Rule 204A-1 treats all securities as reportable securities. Four exceptions are noted which represent securities that present little opportunity for the types of improper trading that the rule is intended to cover.

The following are not reportable securities:

▪	Direct obligations of the United States government (e.g. treasury bonds, bill and notes; debt instruments issued by the FDIC and Government Services Administration),

▪	Money market instruments (e.g. bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments6),
▪	Shares of money market funds, and

▪	With the exception of exchange traded funds, shares of other types of open-end funds such as mutual funds, unless ARGA acts as the investment advisor of the fund.[7]

Exchange Traded Funds (ETFs) ARE Reportable Securities

Technically, Rule 204A-1 differentiates between open-end ETFs and unit investment trust ETFs8 (UIT ETFs) by exempting open-end ETFs from the reporting requirements. However, the SEC staff has recommended that investment advisers treat all ETFS as reportable securities, reasoning that the secondary market trading in open-end ETFs present the same opportunity for conflicts of interest as the secondary market trading in UIT ETF shares. In addition, the SEC staff has acknowledged the difficulties advisers face in determining whether an ETF is an open-end ETF or UIT ETF, and has noted that treating all ETFs as reportable eliminates such difficulty and uncertainty.

5 Automatic Investment Plan means a program, including a dividend reinvestment plan, in which regular periodic purchases or withdrawals are made automatically in or from investment accounts in accordance with a pre-determined schedule and allocation.

6 High quality short-term debt instrument means any instrument which has a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization, or which is unrated but of comparable quality.

7 This exception only applies to transaction and holdings in open-end funds registered in the U.S. Transactions and holdings in shares of closed-end investment companies are reportable, regardless of affiliation. Transactions and holdings in offshore funds are also reportable.

8 The key difference between ETFS and UIT ETFs is that unit trusts offer a blend of investments or asset classes managed by investment professionals, while ETFs offer a single entry into each investment, which are index-based.

ARGA Investment Management, LP – Code of Ethics, 2023

Taking into consideration the recommendations of the SEC staff, ARGA treats all ETFs as reportable securities requiring pre-clearance.

Bitcoins and Cryptocurrency ARE Reportable Securities

Under certain conditions Bitcoin and other cryptocurrencies are considered securities and therefore subject to the initial and annual holdings reporting requirements detailed in ARGA’s Code of Ethics.

Until further notice and/or until such time as new guidance is released, the following will be treated as securities under our Code:

▪	Initial coin offerings (“ICOs”);

▪	Investment vehicles (such as ETFs, for example) which transact in cryptocurrencies; and

▪	Mining contracts.

In the absence of further guidance from the SEC, the tokens themselves will be treated as cash equivalents and will therefore not be reportable.

Since the ARGA funds do not transact in cryptocurrencies or in vehicles which transact in cryptocurrencies, preclearance for personal trading in cryptocurrencies is not required at this time as there is no conflict. However, in accordance with the existing requirements of our Code, exchange-traded products, including those which are linked to cryptocurrencies, remain subject to the pre-clearance requirement and transactions in these types of exchange-traded products must be reported quarterly.

Pre-Clearance of Personal Securities Transactions is Required

Access Persons are required to pre-clear all personal securities transactions, including securities transactions in accounts in which they have indirect beneficial ownership. This requirement seeks to ensure Access Persons are not engaging in prohibited transactions such as insider trading or front-running.

Note that employee investments in ARGA’s private funds are also subject to pre-clearance.

The basis upon which the Code Administrator may approve a transaction is:

▪	The transaction will not give rise to the improper use of a Client’s proprietary information or an abuse of the Access Person’s position of trust and responsibility;

▪	The potential harm to the Client is remote; and

▪	The transaction is unlikely to affect a highly institutionalized market or is clearly not related economically to a security held or being considered for a Client.

Transactions Which Require Pre-Approval

▪	Purchasing or selling any security in which an Access Person has or will have a direct or indirect beneficial ownership.

▪	Purchasing any security in an Initial Public Offering or Private Placement, including any interest in a private fund or selling any interest in a private fund, and setting forth in detail the rationale for the transaction.

▪	Purchasing or selling any interest in a collective investment vehicle that is exempt from registration under the 1933 Act (including but not limited to, hedge funds, private funds (including ARGA’s private funds) or similar investment limited partnerships).

ARGA Investment Management, LP – Code of Ethics, 2023

If an Access Person obtains pre-approval for a transaction in a security not then currently held by any Client but, thereafter, a transaction in the same security for a Client takes place within 15 calendar days following the Access Person’s transaction, the transaction may be reviewed further by the Chief Investment Officer or the Chief Compliance Officer to determine the appropriate action to be taken, if any. For example, the Chief Investment Officer may recommend that the Access Person be subject to a price adjustment to ensure that he/she did not receive a better price than the Client. This rule also applies to transactions involving an interest in a private fund being purchased or sold during a subscription or redemption period.

Length of Pre-Clearance

Pre-approval remains in effect until the end of the next business day on which such pre-approval is granted, or until the next immediately available date for subscription in the case of a private fund, or as otherwise specified or approved by the Code Administrator.

Prohibited Transactions

Access Persons effecting prohibited transactions will be deemed in violation of the Code and may be subject to such sanctions as deemed appropriate by the Code Administrator and as described further below. The following are prohibited transactions:

▪	Purchasing or selling any security without the pre-approval of the Code Administrator.

▪	Purchasing or selling any security that is on the Restricted Security List (as described above in Insider Trading) or in violation of the firm’s policies on insider trading.

▪	Purchasing or selling securities on ARGA’s Watch List (described in more detail below).

Notwithstanding the foregoing ARGA, in its sole discretion, may at any time prohibit or restrict any other securities transaction, or class of transactions, in addition to those enumerated.

Watch List Security

In certain circumstances, a security may be placed on the Watch List:

▪	As determined by the Chief Investment Officer and/or Portfolio Construction Team, to prevent Access Persons from trading ahead of Clients (front-running);

▪	As determined by the Chief Compliance Officer, when a conflict of interest, actual or potential, is presented. For example, if a member of the PCT or his or her spouse is an advisory board member of a public company which could potentially be included in the universe of securities considered for any ARGA strategy, investments in that company by ARGA or any Access Person could be prohibited and the security could be placed on ARGA’s Watch List. If the Chief Compliance Officer determines that the activity poses a substantial risk that the employee could come into contact with MNPI, the security of the public company will be placed on the Watch List.

The Watch List will be distributed to all Access Persons quarterly, or sooner as needed.

It is the responsibility of the Chief Investment officer and/or Portfolio Construction Team to regularly notify the Chief Compliance Officer of any security or securities which should be placed on or removed from the Watch List. Similarly, it is the responsibility of each ARGA employee to notify the Chief Compliance Officer of any actual or potential conflicts of interest.

Delivery of Account Statements to Code Administrator

Access Persons may maintain personal accounts with brokers of their choice provided either the broker or the Access Person is able to provide electronic duplicate copies of account statements to the Code Administrator no less than quarterly.

ARGA Investment Management, LP – Code of Ethics, 2023

Notwithstanding the foregoing, the Code Administrator reserves the right, in her sole discretion, to require such Access Persons to maintain their personal account with a broker or dealer designated by the Code Administrator or to prohibit the Access Persons from maintaining their account with specific brokers or dealers.

It is each Access Person’s responsibility to ensure their quarterly transaction reports are sent to the Chief Compliance Officer on a timely basis.

Violations

Violations of ARGA’s policies on personal securities transactions have consequences.

ARGA will consider and evaluate a number of factors, in its sole discretion, when determining the materiality of a violation and the appropriate sanction or sanctions. These include:

▪	Evidence of front-running, where a security is held in a client portfolio

▪	Whether a security is being considered for a client portfolio

▪	A history of violations

▪	Transaction details such as the number of trades, frequency, and time periods

▪	And any other factors specific to the circumstances of each case

Material Violation

A material violation is one where a security is held in a client portfolio or there is a factor or a combination of factors which, in ARGA’s opinion, render a violation material.

Sanctions for a material violation:

▪	The first material violation will result in a verbal and written warning and a 1-year ban from trading by you and by your household family members. Additionally, you will be subject to disgorgement of profits gained or losses avoided. Any money recovered from disgorgement will be distributed to a charity or charities selected by ARGA.

▪	The second material violation will result in suspension or termination of employment.

Non-Material Violation

A non-material violation also has consequences. Examples of non-material violations include but are not limited to, when a security is not held in a client portfolio or considered for a client portfolio, or when an account is not disclosed but no trading in reportable securities was transacted through the account.

Sanctions for a non-material violation:

▪	The first non-material violation will result in a verbal and written warning and a 6 month ban on trading by you and household family members. If there are other aggravating factors, such as a large volume of transactions or a history of violations, a 1 year ban will be imposed by ARGA in its sole discretion.

▪	The second non-material violation will result in a verbal and written warning and a 1 year ban on trading by you and household family members. Additionally, you will be subject to disgorgement of profits gained or losses avoided and any money recovered from disgorgement will be distributed to a charity or charities selected by ARGA.

Gifts and Entertainment

ARGA strives to maintain a high standard of business ethics consistent with good corporate citizenship. Due to the numerous relationships employees may forge with Clients and third parties such as brokers and service providers, it is inevitable that some employees will be offered gifts, entertainment or gratuities from persons doing business, or hoping to do business with, ARGA. Conflict of interests exist if such gifts, entertainment or gratuities are intended to, or have the appearance of intending to, influence the actions of an ARGA employee.

ARGA Investment Management, LP – Code of Ethics, 2023

The receipt of lavish gifts and entertainment can influence the actions of an investment adviser’s personnel, and even tempt certain personnel to take actions that may not be in the best interest of the

ARGA’s Clients.

Since even the appearance of conflicts of interest is often, from a reputational viewpoint, as harmful as actual conflicts of interest, ARGA has placed clear and precise limitations on employees accepting or presenting gifts and entertainment.

While these limitations apply to employees, employees may not circumvent these policies by giving or receiving gifts or entertainment through household family members. Additionally, employees are reminded that presenting gifts to a public official is subject to strict federal and state restrictions, described in further detail below under Political Contributions/Bribery.

Solicitation of Gifts/Entertainment is Prohibited

Soliciting gifts or entertainment from any Clients or others doing business with ARGA is strictly prohibited.

Cash is Prohibited

Cash and cash equivalents is strictly prohibited. A cash gift raises the specter of a kickback or a bribe, which is clearly inappropriate.

Gifts--$100 Limit in any Calendar Year9

A gift is anything of value that would not be included as business entertainment. Tangible objects such as wine, gift baskets, calendars and the like and physical items are clearly gifts.

The limitations on accepting or presenting gifts are described below.

1. Permitted Gift

▪	A gift with a value of $100 (i.e., an aggregate value of $100 per calendar year) or less is considered a Permitted Gift, the acceptance or receipt of which is permitted.

o	A Permitted Gift must be reported to the Chief Compliance Officer and pre-cleared. This includes discount card or gift cards.
o	Gifts should be valued at the higher of cost or market value, exclusive of tax.

o	Examples of gifts of de minimis value ($100 or less) include: pens, notepads, modest desk ornaments, and edibles such as a box of candy or chocolates, or promotional items of nominal value that display a firm’s logo (e.g. umbrellas, tote bags, shirts).

o	Examples of gifts that would not be considered nominal or de minimis: expensive leather luggage and crystal pieces, notwithstanding the presence of firm logos.

2. Prohibited Gift

▪	Any gift intended to influence an employee’s actions or judgment is strictly prohibited (bribes or quid pro quo situations).

▪	A gift with a value of over $100 is considered a Significant Gift and is generally prohibited and must be declined.

9 Since gifts and entertainment policies are not expressly mandated by the compliance of codes of ethics of the Securities and Exchange Commission under the Advisers Act or, for investment advisers to registered investment companies under the Investment Company Act, ARGA relied on the $100 annual limit prescribed by the NASD Conduct Rules 2830(1) and 3060.

ARGA Investment Management, LP – Code of Ethics, 2023

o	Under certain circumstances, a Significant Gift may be retained with the express written approval of the Chief Compliance Officer, in her absolute discretion.

Discounts as Gifts

Unless an improper inducement, negotiations with third parties for the provision of goods and/or services to ARGA fall outside the scope of ARGA’s Gift Policy. Otherwise, discounts, such as lower prices for individuals or for an entire firm to health club membership, attendance at an upcoming industry conference or an online subscription, count as gifts, and must be reported to the CCO for approval.

The determining factor on whether approval for a discount will be granted is whether the discount is being given to alter or influence the way business decisions are made. This is fact-specific and the Chief Compliance Officer will consider, among other things, the following in determining whether the firm’s gift policy should apply to a particular discount:

▪	The nature of the discount

▪	Is the discount being offered only to decision makers or to all employees?

▪	If the discount is offered to all employees, does the giver offer the same discount to other firms and organizations it does business with, or just those it is in negotiations with?

▪	Does the discount provider consider the discount to be part of its marketing strategy, rather than a gift?

Entertainment

As with gifts, entertainment that is lavish, frequent or extravagant gives rise to impropriety and other conduct inconsistent with the high standards of ethics in our business. To avoid even the appearance of impropriety, business entertainment is limited to an occasional customary meal during the course of business, where both the giver and recipient are present (“Permitted Entertainment).”

No other forms of entertainment are permitted. This includes, but is not limited to, tickets to musical, theatrical, sporting and other entertainment events.

Reporting Gifts and Entertainment

▪	Regardless of value, all Permitted Gifts must be reported to the Chief Compliance Officer for approval and for proper recording in ARGA’s Gift Registry.

▪	Permitted Entertainment in the form of occasional customary meals need not be logged in the Gift Registry and, therefore, the details need not be provided to the Chief Compliance Officer.

Outside Business Activities

ARGA employees are required to devote full-time efforts to the firm’s business. Full-time employees are prohibited from undertaking any other employment or engaging or being involved in any other outside business activity, whether compensated or not compensated, and must avoid having any outside interest or activity that could interfere with their duties at ARGA.

Employees should exercise caution with respect to outside business activities that may create divided loyalties, divert substantial amounts of their time and/or compromise their independent judgment. Employee must be particularly cautious of activities that may lead to conflicts of interest or give the appearance of a conflict. Service as a director, trustee, officer, owner, partner or representative of outside organizations or public companies potentially raises regulatory concerns, including conflicts of interest or access to material, nonpublic information.

ARGA Investment Management, LP – Code of Ethics, 2023

Examples of outside activities include:

▪	Outside employment;

▪	Acting as a director or officer of another company or organization;

▪	Having a paid or unpaid role with a charitable or religious organization;

▪	Being a significant owner of a holding company;

▪	Outside paid or unpaid positions handling the investments or finances of an organization, such as acting as a treasurer for an organization of being on their finance committee;

▪	Fiduciary appointments such as an administrator, executor, guardian, or trustee; and

▪	Active involvement or participation in political party activities.

Pre-clearance Requirement

Employees are required to obtain pre-clearance from the Chief Compliance Officer prior to engaging in any outside activities by submitting the Outside Business Activity Reporting form provided in Appendix A of the Code. Approval, if any, will be granted on a case-by-case basis.

The Chief Compliance Officer will only approve outside business activities that do not impair or impede the performance of ARGA and its regulatory obligations and do not represent an actual or potential conflict of interest that should be avoided. Further, the Chief Compliance Officer will determine whether ARGA’s Form ADV requires any additional disclosures as a result of the outside business activities. Even if pre-clearance is obtained, employees may not conduct business relating to such activity during working hours or on ARGA’s premises.

Reporting Requirements

1. Initial Reporting

Employees are required to complete an Outside Business Activity Reporting form initially upon hire and thereafter as their circumstances change.

▪	Details of the activity must be disclosed, including a full description of the nature of the proposed activity, name and address of the entity involved, the amount of time the activity will consume, amount of compensation, if any, and disclosure of any potential conflicts of interest arising from the proposed activity.

▪	Additionally, employees must disclose whether they, their spouses, partners or any other members of their immediate households are employed by publicly traded companies and in what capacity. This disclosure should also be made on the Outside Business Activity Reporting form.

Note that MNPI comes in many different forms and it is not possible to list them all here. The Chief Compliance Officer will evaluate the facts and circumstances of each disclosure to determine whether the activity poses a substantial risk of the employee coming into possession of material non-public information (MNPI) and place the issuer on ARGA’s Watch List, as appropriate. Once an issuer is on the Watch List, Access Persons (including their spouses and other persons and entities captured in the definition of “Access Person”) are prohibited from trading in such issuers for ARGA’s Clients and in their personal brokerage accounts until the issuer has been removed from the Watch List.

2. Annual Reporting

All employees are required to re-certify the above disclosures on an annual basis.

See Exhibit A, Outside Business Activity form.

ARGA Investment Management, LP – Code of Ethics, 2023

Political Contributions / Bribery

Rule 206(4)-5 of the Advisers Act10 is designed to curtail practices commonly known as “pay-to-play,” where an investment adviser makes contributions or other payments to state or municipal public officials who have the ability to influence the award of investment advisory contracts.

There are three prongs to the rule:

▪	Two-year ban on receiving compensation from a government entity if an investment adviser or a covered associate of the investment adviser makes a political contribution to a public official of that entity who can influence the award of advisory business.[11]

▪	Ban on paying a third party to solicit government business (unless the third party is a registered broker-dealer or registered investment adviser, themselves subject to the pay-to-play restrictions).

▪	Ban on soliciting or coordinating contributions to officials of a government entity to which an adviser is seeking to provide investment advisory services or payments to a political party of a state or locality where an adviser provides or seeks to provide services. “Soliciting is defined broadly:

o	An adviser that consents to the use of its name on fundraising literature for a candidate would be soliciting contributions for that candidate.

o	An adviser that sponsors a meeting or conference that features a government official which involves fundraising would be soliciting contributions for that government official.

The rule also has a catch all provision that makes it unlawful for an adviser or any of its Covered Associates to do anything indirectly which, if done directly, would result in a violation of the rule. Funneling payments through third parties such as consultants, attorneys, family members, friends or companies affiliated with the adviser are therefore prohibited.

Two-Year Ban—Strict Liability12

▪	This is a strict liability rule, meaning the rule does not require a showing of quid pro quo or actual intent to influence a public official[13].

▪	The two-year time out resulting from a covered associate making a contribution will continue to apply even if the covered associate is no longer employed by the adviser.

▪	The two-year time out applies even if a government entity has been a client of an investment advisor prior to the time of a contribution[14] (i.e. applies to existing relationships).

10 State laws impose similarly strict prohibitions on political contributions, some of which extend to contributions by spouses and family members. For example, Connecticut law prohibits individuals who are principals of an investment services firm, political committees formed by a firm which provides investment services to the State Treasurer and political committee formed by principals of such firms, and to which the State Treasurer pays compensation, expenses, fees or issues a contract, from soliciting or making any contribution to any candidate or exploratory committee for nomination or election to the office of State Treasurer during the term of the State Treasurer who does business with such firm.

11 Under certain circumstances, an adviser can seek an SEC exemption from the prohibitions. The SEC will consider, among other things, whether the exemption is in the public interest, whether the adviser had knowledge of the contributions, the timing and amount of the contribution and the nature of the election (federal, state or local).

12 In certain circumstances, an adviser may apply for an order exempting it from the two-year compensation ban. These circumstances are rare and contingent upon several factors which the SEC will consider in determining whether the exemption would be in the public interest.

13 In re TL Ventures, SEC Release No. 3859 (broadest possible course of enforcement for pay-to-play rules granted to SEC where the agency did not have to provide intent to influence or actual influence.

14 Ibid.

ARGA Investment Management, LP – Code of Ethics, 2023

▪	Prior contributions follow an individual if he or she subsequently becomes a covered associate of an investment adviser (two-year look-back). The two-year look-back period is shortened to six months if the person does not actually solicit clients on behalf of the adviser.

▪	Ban applies even if the adviser was unaware of the contribution.

Who is a “Covered Associate”?

▪	A covered associate is defined as any general partner, managing member or executive officer (further defined below) or other individual with a similar status or function or those with similar functions;

▪	Any employee who solicits a government entity and any direct/indirect supervisor of such employee (see below); and

▪	Any political action committee (PAC) controlled by the investment adviser or any of the adviser’s covered associates.

Executive Officer. Includes: (i) the president; (ii) any vice president in charge of a principal business unit, division or function (such as sales, administration or finance); (iii) any other officer of an investment adviser who performs a policy-making function; or (iv) any person who performs similar policy-making functions for an investment adviser. Whether a person is an executive officer depends on his/her function, not title (i.e. ability to influence), and applies to those officers whose position in the firm is more likely to incentivize them to obtain or retain clients (and, therefore, to engage in pay to play practices).

Employees who Solicit Government Clients. An employee need not be primarily engaged in solicitation activity to be considered a “covered associate” under the rule. Additionally, all supervisors of employees who solicit government clients are deemed covered associates as the incentive to engage in pay to play exists for all such supervisors and not just those that have a certain level of seniority.

Who is a “Public Official”?

▪	A public official includes a state or municipal incumbent, candidate or successful candidate if the office is directly or indirectly responsible for, or can influence the selection of, an investment adviser.

▪	If the official has the authority to appoint a person who can directly or indirectly influence the selection process (look to the scope of authority for the particular office, not the influence actually exercised), he or she is considered a “public” official.

▪	The rule does not apply to contributions to candidates for federal office. However, the ban will be triggered by a contribution to a federal campaign of a current municipal or state officeholder running for federal office.

▪	A contribution to an inaugural or transition account for a victorious candidate for state or local office counts as a contribution to that official.

Contribution Defined

▪	Includes anything of value made for the purpose of influencing an election (e.g. gift, entertainment, favor, loan, advance, transition/inaugural expenses).[15]

▪	Includes transition or inaugural expenses of a successful candidate for state or local office (but not for federal office).

▪	The rule generally does not apply to contributions to political parties or political action committees (“PACs”) do not directly implicate the rule’s prohibitions on contributions if the contributions are not attributable to a particular candidate (but PACs should be scrutinized to make sure they will not pass along the contribution to covered officials).

15 Given the ruling in In re TL Ventures, SEC Release No. 3859 where the SEC did not have to provide intent to influence or actual influence, it would appear that any contribution may be deemed as intending to influence a state or municipal election.

ARGA Investment Management, LP – Code of Ethics, 2023

▪	A donation of time is generally not considered to be a contribution provided the adviser has not solicited the official’s efforts and the adviser’s resources (office space, telephones, etc.) are not used.

Government Entity Defined

▪	Any state or political subdivision of a state

▪	Includes any agency, authority, or instrumentality of the state or political subdivision.

▪	Includes a pool of assets sponsored or established by the state or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to a ‘defined benefit plan’ as defined in section 414(j) of the Internal Revenue Code (26 U.S.C. 414(j)), or a state general fund.

▪	Includes a plan or program of a government entity (e.g. pension/retirement plans).

▪	Includes officers, agents, or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.

Exceptions for De Minimis Contributions by Covered Associates

De Minimis aggregate contributions are permitted without triggering the two-year time out of up to:

▪	$350 per election, to an elected official or candidate for whom the Covered Associate is entitled to vote[16]

▪	$150 per election, to an elected official or candidate for whom the Covered Associate is not entitled to vote

ARGA’s Policy on Political Contributions

1. Covered Associates

Due to the strict liability imposed by the pay to play regulations, both ARGA and its Covered Associates are prohibited from making any contributions to any elected official or candidate for state or local office.

Presently, ARGA’s Covered Associates include:

▪	Senior management, officers and those with policy-making functions

▪	Any employee who solicits a government entity and his/her direct/indirect supervisor

▪	Members of ARGA’s Portfolio Construction Teams

▪	Members of ARGA’s Client Relations Team

2. All Other Employees

Due to the possibility that an official or candidate may be or become a Client of ARGA, ARGA recommends that all other employees refrain from making contributions to any elected official or candidate. If an employees who is not a Covered Associated wishes to make a contribution within the de minimis restrictions described above, he or she must obtain the Chief Compliance Officer’s prior written approval.

16 An adviser has a limited ability to cure the consequences of an inadvertent political contributions to an official for whom a covered associate is not entitled to vote provided (i) the contributions, in the aggregate, do not exceed $350 to any one official, per election; (ii) the adviser discovered the contribution which resulted in the prohibition within four months of the date of such contribution; and (iii) the contribution is returned promptly within 60 days after the adviser’s learning of the triggering contribution.

ARGA Investment Management, LP – Code of Ethics, 2023

Employees are urged, when making a contribution, to use caution and ascertain who or what entity is the ultimate recipient of the donation. Additionally, employees are reminded that they cannot circumvent the pay-to-play restrictions by directing or funding contributions through third parties, such as spouses, children, friends, lawyers and the like.

U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”)

The U.S. Foreign Corrupt Practices Act of 1977, as amended, prohibits certain classes of persons and entities from make payments to foreign government officials to assist in obtaining or retaining business17.

Specifically, the anti-bribery provisions of the FCPA prohibit the willful use of the mail or any means or instrumentality of interstate commerce corruptly to make payments, promises, offers to pay money or other “things of value” to influence officials or governments outside the U.S.

ARGA strictly prohibits payments or promises to pay money and other things of value to influence any person or entity outside the United States. Since it may sometimes be difficult to determine at what point a business courtesy extended to another person or entity crosses the line and may be deemed a bribe, no entertainment, gifts, money, or other “things of value,” including travel or hotel expenses paid, may be made to any non-U.S. official under any circumstances, without the prior written approval of the Chief Compliance Officer.

Note that ARGA expressly prohibits the offering or receipt of any bribes, kickbacks or preferential treatment in the course of business-related dealings with any person or organization whatsoever. Please refer to ARGA’s Anti-Bribery & Corruption Policy.

Recordkeeping Requirements

ARGA maintains records of:

▪	Name, title and residential addresses of all Covered Associates,

▪	Government entities to whom ARGA provides (or has provided within the past five years) advisory services, and

▪	Contributions made to government officials, state or local political parties or PACs.

Compliance Measures

▪	Initial Reporting: Employees are required to report any direct or indirect (i.e. contributions made by family members living in the same household) political contributions in the past two years prior to their employment with ARGA.

▪	Quarterly Reporting: On a quarterly basis, employees must disclose any direct or indirect (i.e., contributions made by family members living in the same household) contributions made to political officials or candidates for political office.

▪	Annual Certification: Employees must certify that they have disclosed all direct and indirect political contributions made during the year.

▪	Compliance Review: Campaign contribution websites are checked quarterly for contributions by employees as well as employee spouses (to ensure employees are not funneling contributions through spouses).

17 The FCPA applies to any U.S. or foreign corporation that has a class of securities registered, or that is required to file reports under the 1934 Act, and to any individual who is a citizen, national or resident of the United States and any corporation and other business entity organized under the laws of the United States or any individual U.S. state, or having its principal place of business in the United States.

ARGA Investment Management, LP – Code of Ethics, 2023

See Exhibit C, Political Contribution Reporting forms.

Whistleblower Reporting and Procedures

All employees are required to promptly report any violations of the Code. ARGA’s whistleblower reporting procedures allow employees to submit a good faith complaint regarding any violations on an anonymous basis, without fear of dismissal or retaliation of any kind.

As an employee you are obligated to report any irregularities to your immediate supervisor or senior management. If for any reason you are uncomfortable doing so or simply prefer not to report to those persons, you may submit your complaint to the Chief Compliance Officer, who oversees all employee complaints.

Procedure for Submitting Complaint

▪	Complaint Form. All complaints must be accompanied by an Employee Complaint Form.

▪	Content of Complaint. The complaint should, to the extent possible, contain:

o	A complete description of the alleged event, matter or issue that is the subject of the complaint, including the approximate date and location;

o	The name of each person allegedly involved in the conduct giving rise to the complaint; and

o	Any additional information, documentation or other evidence available to support the complaint or aid the investigation of the complaint.

Complaints or concerns that contain unspecified wrongdoing (for example, “John Doe is a crook”) or broad allegations without verifiable support may reduce the likelihood that an investigation based on such complaints or concerns will be initiated.

See Exhibit B, Employee Complaint form.

Treatment of Complaints after Submission

The Chief Compliance Officer is responsible for reviewing whistleblower submissions and determining the proper course of action.

Determining the Status of Your Complaint

To follow up on the status of your submission, contact the Chief Compliance Officer. However, depending on the sensitive or confidential nature of the issues involved in the submission, you may not be able to receive a status report at the time.

Confidentiality/Anonymity

The confidentiality of the employee making a complaint will be maintained to the extent reasonably practicable within the legitimate needs of the law and any ensuing investigation. If you would like to discuss any matter with the Chief Compliance Officer, you should indicate this in the submission and include a telephone number or email address at which you may be contacted.

No Retaliation Permitted

ARGA does not permit retaliation against, nor will it discharge, demote, suspend, threaten, harass or discriminate against, any employee for submitting a complaint made in good faith. “Good faith” means that the employee holds a reasonable belief that the complaint is true and that the employee has not made the complaint for personal gain or for any other ulterior motive.

ARGA Investment Management, LP – Code of Ethics, 2023

Code Acknowledgment/Annual Disciplinary Questionnaire

All employees must acknowledge in writing that they have received, read and understood the Code, recognize they are subject to its provisions and have complied with its requirements, and that they have reported all personal securities transactions as required. Additionally, all employees are required to complete a disciplinary questionnaire annually.

Duties of the Code Administrator

▪	Maintain a current list of all Access Persons with an appropriate description of their titles.

▪	Furnish all employees and Access Persons with a copy of the Code, initially upon hire and at least annually thereafter, informing them of their duties and obligations under the Code.

▪	Designate, as desired, appropriate personnel to assist with the compliance obligations under the Code (e.g. review transactions and holdings reports submitted by Access Persons, review employee emails) and request, as needed, certifications from such personnel regarding their tasks.

▪	Review and consider pre-approval requests from Access Persons; ensure approval signatures are secured from appropriate ARGA individuals.

▪	Maintain all records produced in relation to the Code.

▪	Note all transactions executed in violation of the Code.

▪	Submit a written report at least annually to the Chief Investment Officer with respect to each ARGA managed portfolio which:

o	Describes any issues arising under the Code since the last report to the Chief Investment Officer including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations.
o	Summarizes any material changes in the procedures made during the previous year.

o	Identifies any recommended changes in existing restrictions or procedures based upon evolving industry practices or developments in applicable laws or regulations.

o	Certifies that ARGA has adopted procedures reasonably necessary to prevent employees and Access Persons from violating the Code.

Recordkeeping

The Code Administrator maintains the following records:

▪	A copy of the Code, adopted pursuant to Rule 17j-1 of the 1940 Act or Rule 204A-1 of the Advisers Act, which has been in effect during the most recent five-year period.

▪	A record of any violation of the Code, and of any action taken as a result of such violation, within five years from the end of the fiscal year in which such violation occurred.

▪	A copy of all executed acknowledgements during the most recent five year period.

▪	A copy of each report made by an Access Person, as well as trade confirmations and/or account statements that contain information not duplicated in such reports, within five years from the end of ARGA’s fiscal year in which such report is made or such information is provided, the first two years in an easily accessible place.

▪	A copy of each report made by the Code Administrator within five years from the end of the ARGA’s fiscal year in which such report is made or issued, the first two years in an easily accessible place.

▪	A list, in an easily accessible place, of all persons who are, or within the most recent five year period have been, Access Persons or were required to make reports pursuant to Rules 17j-1 and 204A-1 and this Code, or who are or were responsible for reviewing these reports.

ARGA Investment Management, LP – Code of Ethics, 2023

▪	A record of any decision, and the reasons supporting the decision, to permit an Access Person to acquire a Private Placement or Initial Public Offering security, for at least five years after the end of the fiscal year in which permission was granted.

Penalties and Sanctions

Violations of this Code are subject to such sanctions as the Code Administrator deems appropriate under the circumstances to achieve the purposes of this Code, taking into account the nature of the violation, materiality and frequency.

ARGA reserves the right to take any legal action it deems appropriate against any employee who violates any provision of this Code and to hold an employee liable for any and all damages (including, but not limited to, all costs and attorney fees) that ARGA may incur as a direct or indirect result of any such employee’s violation of this Code or related law or regulation.

Sanctions include, but are not limited to, one or more of the following:

▪	Verbal warning

▪	Letter of censure

▪	Suspension or termination of employment

With regards to personal securities transactions, additional sanctions may be imposed as deemed appropriate by the Code Administrator, such as:

▪	Disgorgements of profits realized/losses avoided on prohibited trades.

▪	Restitution of an amount equal to the difference between the price paid or received by the affected Client(s) and the more advantageous price paid or received by the offending person; the suspension or termination of personal trading privileges; or the suspension or termination of employment.

▪	Three non-material violations in any given year will result in an automatic suspension of personal trading privileges for a period of six months.

ARGA Investment Management, LP – Code of Ethics, 2023

Code of Ethics – List of Reporting Forms

Outside Business Activity

A1. Outside Business Activity Initial Reporting

A2. Outside Business Activity/Insider Disclosure Annual Reporting

A3. Outside Business Activity Approval Request

Employee Complaint

B. Employee Compliant Form

Political Contribution

C1. Political Contributions Initial Reporting

C2. Political Contributions Quarterly Reporting

C3. Political Contributions Pre-clearance Request

Personal Accounts/Securities Transactions

D1. Securities Holdings Initial Reporting

D2. Securities Holdings Annual Reporting

D3. Private Placement Participation Approval Request Form

D4. IPO Approval Request Form

D5. Securities Transactions Qrtly Reporting

D6. Securities Pre-clearance Request

Code of Ethics Disciplinary Questionnaire - Initial & Annual